EXHIBIT 21

COMPUTER TASK GROUP, INCORPORATED

SUBSIDIARIES OF COMPUTER TASK GROUP, INCORPORATED

The following is a list of all of the subsidiaries of the Registrant as of December 31, 2008. All financial statements of such subsidiaries are included in the consolidated financial statements of the Registrant, and all of the voting securities of each subsidiary are wholly-owned by the Registrant:

Subsidiary	State/Country or Jurisdiction of Incorporation
—Computer Task Group of Delaware, Inc.	Delaware

—CTG of Buffalo, Inc.	New York

—Computer Task Group (Holdings) Ltd.	United Kingdom

—Computer Task Group of Kansas, Inc. (a subsidiary of Computer Task Group (Holdings) Ltd.)	Missouri

—Computer Task Group of Canada, Inc.	Canada

—Computer Task Group International, Inc.	Delaware

—Computer Task Group Europe B.V. (a subsidiary of Computer Task Group International, Inc.)	The Netherlands

—Computer Task Group (U.K.) Ltd. (a subsidiary of Computer Task Group Europe B.V.)	United Kingdom

—Computer Task Group Belgium N.V. (a subsidiary of Computer Task Group Europe B.V.)	Belgium

—Rendeck Macro-4 Software B.V. (a subsidiary of Computer Task Group Europe B.V.)	The Netherlands

—Computer Task Group of Luxembourg PSF (a subsidiary of Computer Task Group, Incorporated)	Luxembourg

—Computer Task Group IT Solutions, S.A. (a subsidiary of Computer Task Group Europe B.V.)	Luxembourg

—CTG Deutschland GmbH	Germany

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